Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES A PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

MARINUS PHARMACEUTICALS, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

MARINUS PHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted by a duly authorized committee of the Board of Directors of the Corporation (the “Board of Directors”) at a meeting of such committee, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly set forth in the provisions of the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), there is hereby created, out of the 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation remaining authorized, unissued and undesignated, a series of the Preferred Stock, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock):

SECTION 1 Designation of Amount.

(a) 30,000 shares of Preferred Stock shall be, and hereby are, designated the “Series A Participating Convertible Preferred Stock”, par value $0.001 per share (the “Series A Preferred Stock”).

(b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designations, the number of shares of Preferred Stock that are designated as Series A Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series A Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled after the acquisition thereof, and may thereafter be reissued as part of a new series of any class or series of Preferred Stock (other than Series A Preferred Stock) in accordance with the Certificate of Incorporation.

SECTION 2 Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

“Attribution Parties” shall have the meaning set forth in Section 6(h).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(h).

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Bylaws” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Conversion Date” shall have the meaning set forth in Section 6(b).

“Conversion Price” means $1.25, subject to adjustment from time to time in accordance with Section 6(c).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock.

“Corporate Actions” means any and all corporate actions in furtherance of the full conversion of the outstanding shares of Series A Preferred Stock into shares of Common Stock, including, without limitation, effectuating an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Deemed Liquidation” Each of the following events shall be considered a “Deemed Liquidation” unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least 30 days prior to the effective date of any such event:

(a)        a merger or consolidation in which:

(i) the Corporation is a constituent party, or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)        the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to any listed security, its Market Price, and with respect to any property or assets, other than cash or listed securities, the fair value thereof determined in good faith by the Board of Directors.

“Initial Issue Date” means the date that shares of Series A Preferred Stock are first issued by the Corporation.

“Junior Securities” shall have the meaning set forth in Section 7(c).

“Liquidation” shall have the meaning set forth in Section 5(a).

“Market Price” shall mean, as to any class of listed securities, the average of the closing prices of such security’s sales on all United States securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted by a Permitted Exchange, but not on the basis of “pink sheets, as of 4:00 P.M., New York time, on such day or any successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day (or if such day is not a trading day, the immediately preceding trading day) as of which “Market Price” is being determined and the twenty (20) consecutive trading days prior to such day.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Notice of Conversion” shall have the meaning set forth in Section 6(b).

“Parity Securities” shall have the meaning set forth in Section 7(b).

“Participating Dividends” shall have the meaning set forth in Section 4(a).

“person” means any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Recommendation” shall have the meaning set forth in Section 6(a).

“Requisite Holders” means the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 6(a).

“Senior Securities” shall have the meaning set forth in Section 7(a).

“Series A Preferred Stock” shall have the meaning set forth in Section 1(a).

“Series A Recapitalization Event” means any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series A Preferred Stock.

“Share Delivery Date” shall have the meaning set forth in Section 6(b).

“Stated Value” means the per share stated value for a share of Series A Preferred Stock of $1,000.00.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6(a).

“subsidiary” means, with respect to any person, (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by a subsidiary of such person, or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, or (c) any other person (other than a company) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of the directors or other governing body of such person, or (iii) the power to direct or cause the direction of the affairs or management of such person. For purposes of this definition, a person is deemed to own any capital stock or other ownership interest if such person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.

“Subsidiary” shall mean a subsidiary of the Corporation.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

SECTION 3 Voting Rights.

(a) General. Except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designations, the holders of Series A Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) of holders of Common Stock.

(b) Protective Provisions. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the affirmative vote (or written consent as permitted by the DGCL, the Certificate of Incorporation and Bylaws) of the Requisite Holders, voting (or consenting) as a separate class:

(i) amend, alter, modify or repeal (whether by merger, consolidation or otherwise) this Certificate of Designations, the Certificate of Incorporation or the Bylaws in any manner that adversely affects the rights, preferences, privileges or the restrictions provided for the benefit of, the Series A Preferred Stock (in each case, including without limitation, changing the total number of Series A Preferred Stock that the Corporation shall have the authority to issue);

(ii) reclassify, alter or amend any securities of the Corporation or any Subsidiary in a manner that adversely affects the designations, preferences, powers and/or the relative participating, optional or other special rights, or the restrictions provided for the benefit of the Series A Preferred Stock;

(iii) in any manner authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock) that would be classified as Senior Securities or Parity Securities or (B) rights, options, warrants or other securities (including debt securities) convertible into or exercisable or exchangeable for capital stock or any equity security or having any other equity feature, in each case, that would be classified as either Senior Securities or Parity Securities, except as may be necessary in connection with the declaration and payment of in-kind dividends to holders of outstanding shares of Series A Preferred Stock;

(iv) enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Corporation’s ability to perform its obligations under this Certificate of Designations, including the ability of the Corporation to pay dividends or make any redemption or other liquidation payment required hereunder;

(v) purchase or redeem (or permit any Subsidiary to purchase or redeem) or pay or declare any dividend, or make any distribution on, any shares of capital stock of the Corporation, other than redemptions of or dividends or distributions on the Series A Preferred Stock or any dividend or other distribution that would qualify as a Participating Dividend, in each case as expressly authorized herein; or

(vi) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the Requisite Holders. In addition, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the affirmative consent (or written consent as permitted by the DGCL, the Certificate of Incorporation and Bylaws) of Oppenheimer & Co. Inc. or its respective designees, amend, alter, modify or repeal (whether by merger, consolidation or otherwise) this Certificate of Designations in any manner that adversely affects the holders of the Common Stock (including without limitation, increasing the total number of Series A Preferred Stock that the Corporation shall have the authority to issue), as reasonably determined by such underwriters or their respective designees.

SECTION 4 Dividends.

(a) Participating Dividends. If the Board of Directors shall declare a dividend or other distribution payable upon the then outstanding shares of Common Stock, whether in cash, in kind or in other securities or property, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the shares of Series A Preferred Stock held by each holder thereof could be converted, without regard to any restrictions on conversion, in accordance with the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend (“Participating Dividends”). Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

(b) Authorization of Dividends. Prior to declaring any cash dividend on the shares of Series A Preferred Stock, the Corporation shall take all actions necessary or advisable under the DGCL to permit the payment of Participating Dividends to the holders of Series A Preferred Stock.

SECTION 5 Liquidation Preference.

(a) Liquidation Preference of Series A Preferred Stock. Subject to Section 5(b) and Section 5(e) below, in the event of any liquidation, dissolution, or winding up of the Corporation whether voluntary or involuntary (each, a “Liquidation”) or Deemed Liquidation, the holders of Series A Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL, before any distribution or payment is made with respect to any shares of Junior Securities and subject to the liquidation rights and preferences of any class or series of Senior Securities and Parity Securities, an amount equal to the greater of (i) the Stated Value per share of Series A Preferred Stock (which amount shall be subject to an equitable adjustment in the event of any Series A Recapitalization Event) plus the amount of all accrued and unpaid Participating Dividends thereon, up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such Liquidation and (ii) such amount as would have been payable on the number of shares of Common Stock into which the shares of Series A Preferred Stock held by each holder thereof could have been converted immediately prior to such Liquidation, without regard to any restrictions on conversion, in accordance with the provisions of Section 6 hereof.

(b) Insufficient Assets. If, upon any Liquidation or Deemed Liquidation, the assets legally available for distribution among the holders of the Series A Preferred Stock and any Parity Securities of the Corporation shall be insufficient to permit payment to such holders of the full preferential amounts as provided for in Section 5(a) above, then such holders shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the securities held by them upon such liquidating distribution if all amounts payable on or with respect to such securities were paid in full, based upon the aggregate liquidation value payable upon all shares of Series A Preferred Stock and any Parity Securities then outstanding.

(c) Distribution to Junior Securities. After such payment shall have been made in full to the holders of the Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Junior Securities in accordance with the terms of such securities.

(d) Distributions Other than Cash. Whenever the distribution provided for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value thereof. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series A Preferred Stock.

(e) Equitable Adjustments. The amounts to be paid or set aside for payment as provided above in this Section 5 shall be proportionately increased or decreased in inverse relation to the change in the number of outstanding shares resulting from any Series A Recapitalization Event.

(f) Termination. The rights set forth in this Section 5 shall terminate upon the effectiveness of a registration statement covering the resale of the Conversion Shares under the Securities Act.

SECTION 6 Conversion.

(a) Requisite Stockholder Approval. Subject to applicable law, the rules and regulations of Nasdaq and the Certificate of Incorporation and the Bylaws, the Corporation covenants that it shall establish a record date for, call, give notice of, convene and hold a meeting of the holders of the Common Stock of the Corporation (the “Stockholders’ Meeting”), no later than May 1, 2020, for the purpose of voting upon the approval and authorization of the Corporate Actions, in accordance with applicable law and the rules and regulations of Nasdaq. Notwithstanding the foregoing, if there are insufficient shares of Common Stock necessary to establish a quorum at the Stockholders’ Meeting, the Corporation may postpone or adjourn the date of the Stockholders’ Meeting to the extent (and only to the extent) the Corporation reasonably determines that such postponement or adjournment is necessary in order to conduct business at the Stockholders’ Meeting, the Corporation may postpone or adjourn the Stockholders’ Meeting to the extent (and only to the extent) the Corporation reasonably determines that such postponement or adjournment is required by applicable law, and the Corporation may postpone or adjourn the Stockholders’ Meeting to the extent (and only to the extent) the Corporation reasonably determines that such postponement or adjournment is necessary to solicit sufficient proxies to secure the favorable vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Stockholders’ Meeting with respect to the Corporate Actions (the “Requisite Stockholder Approval”). The Corporation shall solicit from stockholders of the Corporation proxies in favor of the approval and authorization of the Corporate Actions in accordance with applicable law and the rules and regulations of Nasdaq, and, except as required to comply with fiduciary duties under applicable law, the Board of Directors shall (x) recommend that the Corporation’s stockholders vote to approve and authorize the Corporate Actions (the “Recommendation”), (y) use its reasonable best efforts to solicit such stockholders to vote in favor of the Corporate Actions and (z) use its reasonable best efforts to take all other actions necessary or advisable to secure the favorable votes of such stockholders required to approve and effect all of the Corporate Actions. The Corporation shall establish a record date for, call, give notice of, convene and hold the Stockholders' Meeting in accordance with this Section 6, whether or not the Board of Directors at any time subsequent to the Initial Issue Date shall have changed its position with respect to its Recommendation or determined that any or all of the Corporate Actions are no longer advisable and/or recommended that stockholders of the Corporation reject any or all of the Corporate Actions. Except as required to comply with fiduciary duties under applicable law, the Board of Directors shall not (i) withdraw or modify the Recommendation in a manner adverse to any holder, or adopt or propose a resolution to withdraw or modify the Recommendation that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Board of Directors or any committee thereof does not support the Corporate Actions or does not believe that the Corporate Actions are in the best interests of the Corporation's stockholders or (ii) fail to reaffirm, without qualification, the Recommendation, or fail to state publicly, without qualification, that the Corporate Actions are in the best interests of the Corporation's stockholders after any holder requests in writing that such action be taken.

(b) Conversion; Procedures.

(i) Delivery of Certificate Upon Conversion. The Corporation covenants that it shall file with the Secretary of State of the State of Delaware a certificate of amendment to its Certificate of Incorporation reflecting the approval of the Corporate Actions promptly following receipt of the Requisite Stockholder Approval. From and after the time of such filing, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series A Preferred Stock, plus the amount of any accrued but unpaid Participating Dividends as of the Conversion Date by (ii) the Conversion Price in effect on the Conversion Date (determined as provided in this Section 6). A holder of Series A Preferred Stock shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued as Series A Preferred Stock. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder of Series A Preferred Stock (i) a certificate or certificates representing the Conversion Shares representing the number of Conversion Shares being acquired upon the conversion of the Series A Preferred Stock. The Corporation shall use commercially reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(ii) Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

(iii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 6(c)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series A Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that, immediately after receipt of Requisite Stockholder Approval and the filing under the DGCL of the amendment to the Certificate of Incorporation, it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock and payment of dividends on the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 6(d)) upon the conversion of the then outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(c) Fractions of Shares. Fractional shares shall not be issued in connection with any conversion. If any fractional interest in a share would be deliverable upon conversion, such fractional share shall be rounded up to the next whole number.

(d) Adjustments to Conversion Price.

(i) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, immediately following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares. In the event that such dividend, subdivision or split-up is ultimately not so made, the Conversion Price shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend, subdivision or split-up, as though the record date thereof had not been fixed.

(ii) Upon Combinations. If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, immediately following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares. In the event that such combination is ultimately not so made, the Conversion Price shall be readjusted, effective as of the date when the Board of Directors determines not to make such combination, as though the record date thereof had not been fixed.

(iii) Capital Reorganization, Reclassification, Merger or Sale of Assets. If at any time or from time to time there shall be (A) a capital reorganization of the Common Stock, (B) a reclassification of the Common Stock (other than a subdivision, split-up or combination of shares provided for elsewhere in this Section 6) or (C) a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, reclassification, merger, or consolidation or sale, provision shall be made so that holders of Series A Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the kind and amount of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such capital reorganization, reclassification, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(d) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, reclassification, merger, consolidation or sale to the end that the provisions of this Section 6(d), including adjustment of the Conversion Price then in effect for the Series A Preferred Stock and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(e) Treatment. As of any Conversion Date, the rights of each holder of shares of Series A Preferred Stock as a holder with respect to the shares of Series A Preferred Stock subject to the applicable Notice of Conversion shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time.

(f) Notice of Adjustment of Conversion Price; Calculations. Whenever the provisions of Section 6(d) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(d) and shall prepare a certificate signed by the Corporation's chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series A Preferred Stock and mailed by the Corporation at its expense to all holders of Series A Preferred Stock at their last addresses as they shall appear in the stock register. All calculations under this Section 6 shall be made to the nearest cent.

(g) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series A Preferred Stock to be converted (nor shall the Corporation be responsible for any other taxes payable by the holders of the Series A Preferred Stock), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

(h) Beneficial Ownership Limitation. Notwithstanding the foregoing, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a holder thereof shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder’s Affiliates, and any persons acting as a group together with such holder or any of such holder’s Affiliates (such persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series A Preferred Stock beneficially owned by such holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Stock) beneficially owned by such holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(h), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(h) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and of how many shares of Series A Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and how many shares of the Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(h), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable holder; provided, that, by written notice to the Corporation, a holder of Series A Preferred Stock may from time to time increase (but not decrease) the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such notice; provided, further, that (i) any increase from a limit set pursuant to this sentence or pursuant to a previous notice will not be effective until the sixty-first (61st) day after such notice (or subsequent notice) is delivered to the Company, and (ii) any such increase will apply only to such holder. In accordance with the applicable listing standards, the restrictions set forth in this Section 6(h) will apply at any time when the Series A Preferred Stock is outstanding, regardless of whether the Corporation then has a class of securities listed on a Trading Market. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(h) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.

SECTION 7 Ranking.

For purposes of this Certificate of Designations, any stock of any class or classes of the Corporation shall be deemed to rank:

(a) prior to the shares of this Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series A Preferred Stock (any such securities, “Senior Securities”);

(b) pari passu to the shares of this Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, pari passu with the holders of shares of this Series A Preferred Stock (any such securities, “Parity Securities”);

(c) junior to shares of this Series A Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of this Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes (any such securities, “Junior Securities”).

SECTION 8 Miscellaneous.

(a) Notices. Any and all communications or deliveries to be provided by the holders of the Series A Preferred Stock hereunder shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 5 Radnor Corporate Center, 100 Matsonford Rd, Suite 100, Radnor, PA 19087, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by electronic communication, or sent by a nationally recognized overnight courier service addressed to each holder at the address of such holder appearing on the Series A Preferred Stock register maintained by the Corporation, or if no such address appears on such register, at the principal place of business of such holder. Any notice, communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic communication prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via electronic communication between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series A Preferred Stock Certificate. If a holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver; Amendments. Any waiver by the Corporation or a holder of the Series A Preferred Stock of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other such holders. The failure of the Corporation or a holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver by the Corporation or a holder must be in writing. Notwithstanding anything to the contrary herein, the amendment or waiver of any provisions of this Certificate of Designations may be effected with the written approval of the Company and the Requisite Holders.

(d) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be duly executed by the undersigned, this 12th day of December, 2019.

/s/ Edward Smith
Name:	Edward Smith
Title:	Vice President, Chief Financial Officer,
Secretary and Treasurer

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Marinus Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Securities Purchase Agreement applicable to the Series A Preferred Stock. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Preferred Stock owned prior to Conversion: _______________
Number of shares of Preferred Stock to be Converted: ________________________
Stated Value of shares of Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER]

By:
Name:
Title: